Exhibit 99.1

Francisco Partners and Evergreen Coast Capital Complete Acquisition of LogMeIn

BOSTON – August 31, 2020 – LogMeIn, Inc., a leading provider of cloud services for the work-from-anywhere economy, today announced the completion of its sale to affiliates of Francisco Partners and Evergreen Coast Capital (“Evergreen”), the private equity affiliate of Elliott Management Corporation (“Elliott”), in a transaction valued at an aggregate equity valuation of approximately $4.3 billion.

Founded in 2003, LogMeIn is a pioneer in remote work technologies and the maker of market-defining products like LastPass, GoToConnect, GoToMeeting, GoToMyPC, Rescue and its namesake LogMeIn remote access and remote management products. Today, the company’s comprehensive work-from-anywhere portfolio makes LogMeIn a preferred and trusted partner for helping millions of customers connect and collaborate from anywhere; support employees and customers from anywhere; manage assets from anywhere; and secure their digital identities in an increasingly virtual world.

The go-private transaction was previously announced on December 17, 2019 and received approval from LogMeIn stockholders on March 12, 2020. As a result of the completion of the transaction, LogMeIn stockholders received $86.05 per share in cash, and LogMeIn’s common stock will cease to trade on the Nasdaq exchange.

About LogMeIn

LogMeIn, Inc.’s category-defining products unlock the potential of the modern workforce by making it possible for millions of people and businesses around the globe to do their best work simply and securely—on any device, from any location and at any time. A pioneer in remote work technology and a driving force behind today’s work-from-anywhere movement, LogMeIn has become one of the world’s largest SaaS companies with tens of millions of active users, more than 3,500 global employees, over $1.3 billion in annual revenue and approximately 2 million customers worldwide who use its software as an essential part of their daily lives. The company is headquartered in Boston, Massachusetts with additional locations in North America, South America, Europe, Asia and Australia.

About Francisco Partners

Francisco Partners is a leading global investment firm that specializes in partnering with technology and technology-enabled businesses. Since its launch over 20 years ago, Francisco Partners has raised over $24 billion in committed capital and invested in more than 300 technology companies, making it one of the most active and longstanding investors in the technology industry. The firm invests in opportunities where its deep sectoral knowledge and operational expertise can help companies realize their full potential. For more information on Francisco Partners, please visit franciscopartners.com.

About Elliott and Evergreen

Elliott Management Corporation manages two multi-strategy investment funds which combined have approximately $41 billion of assets under management. Its flagship fund, Elliott Associates, L.P., was founded in 1977, making it one of the oldest funds of its kind under continuous management. The Elliott funds’ investors include pension plans, sovereign wealth funds, endowments, foundations, funds-of-funds, high net worth individuals and families, and employees of the firm. This investment is being led by Evergreen Coast Capital, the technology-focused private equity affiliate of Elliott, based in Menlo Park, CA.

Investor Contact:

Rob Bradley

LogMeIn, Inc.

781-897-1301

rbradley@LogMeIn.com

Media Contacts:

Craig VerColen

LogMeIn, Inc.

781-897-0696

Press@LogMeIn.com

Francisco Partners

John Moore

215-657-4971

press@franciscopartners.com

Elliott and Evergreen

Stephen Spruiell

212-478-2017

sspruiell@elliottmgmt.com